Exhibit 99.1

XpresSpa to Adjourn Annual Meeting of Stockholders on September 9, 2019

Meeting to Reconvene on October 2, 2019

NEW YORK, September 6, 2019 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness company, today announced that it intends to adjourn, without conducting any business, its 2019 annual meeting of stockholders scheduled to occur at 11:00 a.m., Eastern Daylight Time, on September 9, 2019, and reconvene at 11:00 a.m., Eastern Daylight Time, on October 2, 2019, to vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2019.

The Annual Meeting will still be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., located at 666 Third Avenue, New York, New York, 10017. The Company does not intend to change the record date for the Annual Meeting. Only stockholders of record at the close of business on August 1, 2019 are entitled to vote at the reconvened Annual Meeting.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Company’s proxy statement. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned meeting unless properly revoked.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC's website at www.sec.gov.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related products, with 51 locations in 23 airports globally as of August 14, 2019. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253